EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Second Quarter and New Stock Repurchase Program

METAIRIE, La., Aug. 1, 2011 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended June 30, 2011 was $457,000, or $0.15 per diluted share, a decrease of $146,000 from the second quarter of 2010. Net interest income was $2.4 million during the second quarter of 2011, a decrease of $194,000 compared to the second quarter of 2010. Non-interest expense was $2.0 million for the second quarter of 2011, an increase of $218,000 compared to the second quarter of 2010. This increase in non-interest expense was primarily due to a $202,000 increase in our expenses related to fair market value adjustments and maintenance of our other real estate owned ("OREO"). For the six months ended June 30, 2011, the Company reported net income of $1.0 million, or $0.33 per diluted share, compared to net income of $1.2 million, or $0.29 per share (basic and diluted) for the six months ended June 30, 2010.

In addition, the Company announced that it will initiate a new repurchase program to acquire up to 5%, or 171,882 shares, of its outstanding common stock upon the completion of its previously announced repurchase programs. There are currently 2,500 shares remaining under these previously announced programs. The shares may be purchased in the open market or privately negotiated transactions from time to time depending upon market conditions and other factors over the next six months.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "Through the first six months of 2011, the Company has increased its loan portfolio by $6.4 million, primarily in multi-family and non-residential real estate loans. Originations of traditional single-family mortgage loans remain robust; however the majority of our single-family production has been sold to the secondary market due to the extraordinarily low rates on these products." LeBon continued, "The Company's asset quality remains very strong with non-performing assets at 0.57% of total assets. Our allowance for loan losses was 0.92% of our total loan portfolio, or 2.5 times our non-performing loans. At June 30, 2011, the Bank was deemed well capitalized by regulatory standards with tier 1 leverage capital of 14.31% and total risk-based capital of 30.21%. The strength of our balance sheet and the quality of our staff provide Louisiana Bancorp with a solid foundation for continuing to build long-term shareholder value and serving the financial needs of our community."

Total assets were $320.2 million at June 30, 2011 compared to $320.9 million at December 31, 2010. Cash and cash equivalents were $12.1 million and $6.6 million at June 30, 2011 and December 31, 2010, respectively. This increase in cash and cash equivalents at the end of the June 30, 2011 period was due to the timing associated with the reinvestment of matured investment securities. Total securities available-for-sale were $54.9 million at June 30, 2011, a decrease of $7.6 million compared to December 31, 2010. During the first six months of 2011, total securities held-to-maturity decreased by $4.4 million, to $59.2 million. The decreases in our securities portfolios were due to accelerated repayments of principal on relatively high coupon mortgage-backed securities and maturities of callable U.S. Agency-issued securities. Net loans receivable were $185.5 million at June 30, 2011, an increase of $6.4 million compared to December 31, 2010. During the six months ended June 30, 2011, our first mortgage loans secured by multifamily residential collateral increased by $3.9 million, and our first mortgage loans secured by non-residential commercial real estate increased by $2.7 million.

Total deposits were $191.8 million at June 30, 2011, and $188.4 million at December 31, 2010. Non-interest bearing deposits increased during the six month period by $2.2 million, to $10.3 million, and interest-bearing deposits increased by $1.3 million, to $181.5 million. Total Federal Home Loan Bank advances and other borrowings were $65.3 million at June 30, 2011, a decrease of $2.9 million from December 31, 2010.

Total shareholders' equity was $58.9 million at June 30, 2011, a decrease of $1.4 million from December 31, 2010. During the first six months of 2011, the Company acquired 203,268 shares of its common stock at a total cost of $3.1 million pursuant to its repurchase plans. The cost of our stock repurchases during the first six months of 2011 was partially offset by net income of $1.0 million, and the release of 42,284 shares held by the Recognition and Retention Plan Trust, with a cost basis of $533,000, which became vested and were released to plan participants during the period. The Bank's tier 1 leverage ratio was 14.31% at June 30, 2011 compared to 16.02% at December 31, 2010. This decrease in the Bank's tier 1 capital ratio was primarily due to a $6.8 million dividend paid by the Bank, to the Company, during the second quarter of 2011. This upstream of capital will provide the Company with liquidity for its capital management strategies, including, but not limited to, stock repurchase plans. Tier 1 risk-based capital and total risk-based capital were 29.18% and 30.21%, respectively, at June 30, 2011.

Net interest income was $2.4 million during the second quarter of 2011, a decrease of $194,000 compared to the second quarter of 2010. During the 2011 period, interest income was $3.8 million, a decrease of $323,000 compared to the 2010 period. This decrease in interest income was due to a decrease in average interest-earning assets of $6.7 million between the respective quarterly periods, and a 30 basis point decrease in the average yield on our interest-earning assets. Interest income on loans receivable was $2.7 million during the second quarter of 2011, an increase of $172,000 compared to the second quarter of 2010. The increase in interest income from loans was due primarily to a $16.8 million increase in the average balance of our loans receivable, the effect of which was reduced by an 18 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $34.9 million during the second quarter of 2011 compared to the second quarter of 2010, contributing to a decrease in interest income on mortgage-backed securities of $469,000.

During the six months ended June 30, 2011, net interest income was $4.9 million, a decrease of $335,000 compared to the six months ended June 30, 2010. During the first six months of 2011, the average balance of our mortgage-backed securities decreased by $36.9 million compared to the first six months of 2010, which was partially offset by an increase in the average balance of our loans receivable of $19.3 million, and an increase in the average balance of our investment securities of $10.6 million. The average yield on our interest-earning assets was 4.83% during the six month period ended June 30, 2011, and 5.10% during the six month period ended June 30, 2010.

Total interest expense was $1.3 million, with our interest-bearing liabilities having an average cost of 2.16% during the second quarter of 2011, compared to $1.5 million and an average cost of 2.39% for the second quarter of 2010. The average rate paid on interest-bearing deposits was 1.52% during the quarter ended June 30, 2011, a decrease of 28 basis points from the quarter ended June 30, 2010. Interest expense on borrowings was $653,000 at an average cost of 3.90% during the second quarter of 2011, and $675,000 at an average cost of 3.91% during the second quarter of 2010. The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.62% for second quarter of 2011, compared to 2.69% for the second quarter of 2010. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.07% for the three month period ended June 30, 2011, a decrease of 18 basis points from the three month period ended June 30, 2010.

Total interest expense for the first six months of 2011 was $2.7 million, a decrease of $250,000 compared to the first six months of 2010. Average interest-bearing liabilities were $248.9 million during the six month period ended June 30, 2011, compared to $245.7 million during the six month period ended June 30, 2010. The average cost of our interest-bearing liabilities was 2.18% for the six months ended June 30, 2011, compared to 2.41% for the six months ended June 30, 2010. The net interest rate spread between our interest-earning assets and interest-bearing liabilities was 2.65% for the first six months of 2011, a decrease of four basis points compared to the first six months of 2010.

The Company recorded a $67,000 recovery of its allowance for loan losses during the second quarter of 2011, compared to provisions for loan losses of $114,000 during the second quarter of 2010. Our allowance for loan losses was $1.7 million at June 30, 2011, or 249.57% of our non-performing loans at such date. Total non-performing loans were $692,000 at June 30, 2011, a decrease of $216,000 compared to December 31, 2010. Total non-performing assets were $1.8 million at June 30, 2011, compared to $2.6 million at December 31, 2010. This reduction in non-performing assets was primarily due to the $216,000 decrease in non-performing loans and a $565,000 reduction in OREO. The decrease in the balance of our OREO was due to the sale of a repossessed property which had a fair value of $350,000, and additional write-downs of $215,000 recorded against the remaining OREO portfolio. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.92% and 0.97% at June 30, 2011 and December 31, 2010, respectively.

During the first six months of 2011, the Company recorded a net recovery of the allowance for loan losses of $30,000 compared to provisions for loan losses of $158,000 during the first six months of 2010. The Company has recorded charge-offs of $2,000 through the first half of 2011.

Non-interest income for the second quarter of 2011 was $243,000, an increase of $10,000 from the second quarter of 2010. Customer service fees, which are primarily comprised of fees earned on transaction accounts and broker fees earned on certain loan sales, were $123,000 during the second quarter of 2011, an increase of $29,000 from the 2010 period. This increase was primarily due to a $21,000 increase in the fees earned on reverse mortgage loan originations. Gains on the sale of mortgage loans were $93,000 during the second quarter of 2011, compared to $31,000 during the second quarter of 2010. The Company realized gains of $85,000 on the sale of available-for-sale securities during the second quarter of 2010. There were no such sales during the second quarter of 2011. Other non-interest income was $27,000 and $23,000, respectively, for the three month periods ended June 30, 2011 and 2010.

For the six month periods ended June 30, 2011 and 2010, total non-interest income was $443,000 and $341,000, respectively. During the 2011 period, the Company recorded an $89,000 increase in its customer service fees, and a $95,000 increase in the gain on the sale of loans. There were no sales of available-for-sale securities during this 2011 period. Other non-interest income was $46,000 during the first six months of 2011 and $43,000 during the first six months of 2010.

Non-interest expense for the quarter ended June 30, 2011 was $2.0 million, an increase of $218,000 from the quarter ended June 30, 2010. Salaries and employee benefits expense was $1.2 million during the second quarter of 2011, an increase of $29,000 compared to the second quarter of 2010. Occupancy expenses were $276,000 and $289,000 for the respective quarters ended June 30, 2011 and 2010. Our FDIC deposit insurance premiums decreased by $17,000 during the second quarter of 2011 compared to the second quarter of 2010. This decrease was due to a reduction in our FDIC deposit assessment rate. The net cost associated with our OREO operations was $236,000 during the second quarter of 2011, an increase of $202,000 compared to the second quarter of 2010. The OREO expenses for the 2011 period were comprised of $215,000 in fair value adjustments recorded against repossessed properties and $21,000 in legal and maintenance expenses. Other non-interest expenses for the quarters ended June 30, 2011 and 2010 were $260,000 and $248,000, respectively.

Total non-interest expenses for the six months ended June 30, 2011 and 2010 were $3.8 million and $3.6 million, respectively. Salaries and employee benefits expense was $2.3 million for both the 2011 and 2010 periods. Occupancy expenses were $553,000 and $564,000 for the respective semi-annual periods ended June 30, 2011 and 2010. The net cost of OREO operations increased by $169,000 during the first six months of 2011 compared to the first six months of 2010.

Income tax expense was $243,000 based on pre-tax income of $700,000 during the second quarter of 2011 compared to income tax expense of $318,000 on pre-tax income of $921,000 during the second quarter of 2010.

For the six month period ended June 30, 2011, the Company has recorded income tax expense of $549,000, a decrease of $78,000 from the six month period ended June 30, 2010. This decrease in income tax expense was primarily due to a decrease in pre-tax income of $230,000 between the respective semi-annual periods.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 320,205	$ 320,875
Cash and cash equivalents	12,092	6,610
Securities available-for-sale
Investment securities	42,812	47,106
Mortgage-backed securities	12,091	15,383
Securities held-to-maturity
Investment securities	3,783	1,354
Mortgage-backed securities	55,402	62,185
Loans receivable, net	185,461	179,110
Deposits	191,836	188,362
FHLB advances and other borrowings	65,300	68,248
Shareholders' equity	58,907	60,278

Book Value per Share	$ 17.14	$ 16.56

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,764	$ 4,087	$ 7,595	$ 8,180
Total interest expense	1,347	1,476	2,710	2,960
Net interest income	2,417	2,611	4,885	5,220
(Recovery of) Provision for loan losses	(67)	114	(30)	158
Net interest income after provision for loan losses	2,484	2,497	4,915	5,062
Total non-interest income	243	233	443	341
Total non-interest expense	2,027	1,809	3,773	3,588
Income before income taxes	700	921	1,585	1,815
Income taxes	243	318	549	627
Net income	$ 457	$ 603	$ 1,036	$ 1,188

Earnings per share:
Basic	$ 0.15	$ 0.15	$ 0.34	$ 0.29
Diluted	$ 0.15	$ 0.15	$ 0.33	$ 0.29
Weighted average shares outstanding
Basic	3,005,739	3,906,137	3,037,124	3,973,828
Diluted	3,128,728	4,019,871	3,152,404	4,086,106

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.78%	5.08%	4.83%	5.10%
Average rate on interest-bearing liabilities	2.16%	2.39%	2.18%	2.41%
Average interest rate spread(2)	2.62%	2.69%	2.65%	2.69%
Net interest margin(2)	3.07%	3.25%	3.11%	3.26%
Average interest-earning assets to average interest-bearing liabilities	126.34%	130.00%	126.25%	130.44%
Net interest income after provision for loan losses to non-interest expense	122.55%	138.03%	130.27%	141.08%
Total non-interest expense to average assets	2.51%	2.20%	2.34%	2.19%
Efficiency ratio(3)	76.20%	63.61%	70.81%	64.52%
Return on average assets	0.57%	0.73%	0.64%	0.72%
Return on average equity	3.04%	3.40%	3.43%	3.31%
Average equity to average assets	18.66%	21.52%	18.72%	21.89%

	At June 30, 2011	At March 31, 2011	At Dec. 31, 2010
Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable (5) (6)	0.37%	0.40%	0.51%
Non-performing assets as a percent of total assets(5)	0.57%	0.64%	0.81%
Allowance for loan losses as a percent of non-performing loans	249.57%	244.08%	193.72%
Allowance for loan losses as a percent of total loans receivable (6)	0.92%	0.96%	0.98%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	0.00%	0.10%

Capital Ratios(4):
Tier 1 leverage ratio	14.31%	16.01%	16.02%
Tier 1 risk-based capital ratio	29.18%	33.30%	33.68%
Total risk-based capital ratio	30.21%	34.33%	34.70%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         SVP & Chief Financial Officer
         (504) 834-1190